EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Chris Barnes, Media Relations               Lynn Schweinfurth, Investor Relations
               (972) 770-4967, (972) 770-4959                                  (972) 770-7228

BRINKER INTERNATIONAL ANNOUNCES THIRD QUARTER DILUTED EPS GREW 16 PERCENT TO $0.59 EXCLUDING GAIN; REPORTED EPS OF $0.60

DALLAS (April 26, 2005) - Brinker International, Inc. (NYSE: EAT), reported net income of $55.1 million, or $0.60 diluted earnings per share, including a $1.3 million after tax gain resulting from the sale of five Chili's restaurants to a new franchise partner, for the company's third quarter ended March 30, 2005. Exclusive of this gain and restructuring charges, diluted earnings per share grew 16 percent to $0.59 compared to $0.51 adjusted diluted earnings per share reported in the same quarter of fiscal 2004.

	Third Quarter FY '05 (in millions, except per share amounts)
	Net Income	Diluted EPS
As reported	$ 55.1	$ 0.60
Gain on sale of five Chili's restaurants	(1.3)	(0.01)
Restructuring charges	0.2	0.00
Adjusted	$ 54.0	$ 0.59
	Third Quarter FY '04 (in millions, except per share amounts)
	Net Income	Diluted EPS
As reported	$ 0.0	$ 0.00
Long-lived asset impairments	23.5	0.23
Big Bowl goodwill impairment charge	27.0	0.26
Cozymel's charge	4.0	0.04
Impact of change in effective tax rate	(1.5)	(0.02)
Adjusted	$ 53.0	$ 0.51

As a result of the company's review of its lease accounting policies that began in December 2004, and consistent with the views recently expressed by the Securities and Exchange Commission, the company has adopted new accounting policies associated with landlord contributions and rent holidays.  These changes will have no impact on the company's previously reported net income, earnings per share, revenues, total operating costs and expenses, shareholders' equity or compliance with any covenants under its credit facility or other debt instruments.

  Brinker previously netted landlord contributions against leasehold improvements, thereby reducing future depreciation related to the leased properties. The landlord contributions will now be recorded as a deferred rent liability and amortized as a reduction of rent expense over the lease term.  In addition, the company previously began calculating straight-line rent on the rent commencement date (which is typically the date the restaurant is opened). The straight-line rent calculation will now include the rent holiday period, which is the period of time between the company taking control of a leased site (generally the beginning of construction) and the rent commencement date.  The portion of straight-line rent allocated to the construction period will be capitalized.

  These accounting policy changes resulted in an increase to net property and equipment and deferred rent liability of $52.7 million as of March 30, 2005. In addition, depreciation expense increased, and rent expense decreased, each by $855,000 for the third quarter of fiscal 2005 and $2.7 million year-to-date of fiscal 2005.

As previously reported, the company completed the redemption of its outstanding zero coupon convertible senior debentures due 2021 during the quarter.  Debenture holders chose to convert debentures with an accreted value of approximately $10.8 million into 308,092 shares of common stock of Brinker International, Inc., plus cash in lieu of fractional shares. The company redeemed for cash the balance of the debentures of approximately $262.7 million. The company funded the redemption with a combination of cash on hand and available lines of credit.

Other results for the third quarter of fiscal 2005 included:

  The company and its franchise partners opened 40 restaurants.
  Brinker reported revenues for the 13-week period of $1.0 billion, an increase of 8.3 percent compared with $931.9 million reported for the same period in fiscal 2004.  These revenue gains were primarily driven by new restaurant development and a 3.2 percent increase in comparable store sales for all Brinker concepts.
  For the four reported brands, quarterly comparable store sales increased 4.1 percent at Chili's, decreased 1.1 percent at Macaroni Grill, increased 4.0 percent at On The Border and increased 3.3 percent at Maggiano's.

March 2005 Comparable Store Sales

For the four-week period ending March 30, 2005, comparable store sales increased 3.6 percent. March comparable store sales for the company and the four reported brands were as follows:

	Mar. FY '05	Mar. FY '04
Brinker	3.6%	4.5%
Chili's	4.4%	4.7%
Macaroni Grill	0.9%	0.5%
On The Border	2.7%	11.0%
Maggiano's	4.1%	5.2%

     March price increases and product mix-shifts for Brinker and the four reported brands were as follows:

	Price Increase	Product Mix-Shift
Brinker	3.1%	1.1%
Chili's	3.6%	1.3%
Macaroni Grill	2.1%	1.2%
On The Border	1.3%	-0.4%
Maggiano's	1.7%	0.3%

The company estimates March sales were negatively impacted approximately 1.5 percent due to the Easter weekend falling in March this year versus April last year.

Fourth Quarter and Full Fiscal Year 2005 Forecast

The company expects fourth quarter revenue to be up 1 to 2 percent over the last fiscal fourth quarter, which included a 53rd week. Comparable store sales are expected to grow 2 to 3 percent. This assumes weighted average shares of approximately 91 million. The company continues to expect fourth quarter earnings per diluted share to be $0.66 to $0.68, excluding any gains or charges.

The company's estimate for full-year fiscal 2005 earnings per diluted share is $2.07 to $2.09, excluding gains and charges. This assumes weighted average shares of approximately 95 million.

April sales results will be published on May 11, 2005, after the market closes. Investors and interested parties are invited to listen to today's conference call, as management will provide further details of the quarter and an outlook for future periods. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Apr. 26). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on May 10, 2005.

At the end of the third quarter of fiscal 2005, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,557 restaurants under the names Chili's Grill & Bar (1,051 units), Romano's Macaroni Grill (232 units), Maggiano's Little Italy (33 units), On The Border Mexican Grill & Cantina (133 units), Corner Bakery Cafe (87 units), and Rockfish Seafood Grill (21 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

Thirteen Week Periods Ended Thirty Nine Week Periods Ended
	March 30,	March 24,	March 30,	March 24,
	2005	2004	2005	2004
		(as restated)		(as restated)

Revenues	$1,009,529	$ 931,922	$ 2,870,800	$ 2,689,310

Operating Costs and Expenses:
Cost of sales	285,600	255,759	808,803	740,878
Restaurant expenses (a)	554,990	509,059	1,598,817	1,486,251
Depreciation and amortization (b)	47,922	45,687	142,144	133,033
General and administrative	33,310	39,417	113,149	109,339
Restructure charge and other impairments	350	66,501	52,749	68,535
Total operating costs and expenses	922,172	916,423	2,715,662	2,538,036

Operating income	87,357	15,499	155,138	151,274

Interest expense	5,947	2,722	20,147	8,973
Other, net	77	1,103	1,612	1,973

Income before provision for income taxes	81,333	11,674	133,379	140,328
Provision for income taxes (c)	26,189	11,668	22,923	53,090

Net income	$ 55,144	$ 6	$ 110,456	$ 87,238

Basic net income per share	$ 0.63	$ 0.00	$ 1.25	$ 0.90

Diluted net income per share	$ 0.60	$ 0.00	$ 1.18	$ 0.86

Basic weighted average
shares outstanding	88,109	95,973	88,458	96,510

Diluted weighted average
shares outstanding	91,769	98,007	95,621	106,151

a)       Current year restaurant expenses include:

  A $2.0 million gain recorded in the third quarter as a result of the sale of five Chili's to a franchise partner.
  Increases in rent expense of $1.4 million and $4.0 million for the third quarter and year-to-date, respectively, due to the correction of the computation of straight-line rent expense announced in December 2004.
  A reclass decreasing rent expense and increasing depreciation and amortization of $855,000 for the third quarter of fiscal 2005 and $2.7 million for year-to-date of fiscal 2005 due to the change in accounting policy related to landlord contributions and rent holidays.
  A $17.3 million charge recorded in the second quarter related to the IRS resolution announced in December 2004.

Prior year restaurant expenses include:

  Increases in rent expense of $1.2 million and $3.6 million for the third quarter and year-to-date, respectively, due to the correction of the computation of straight-line rent expense announced in December 2004.
  A reclass decreasing rent expense and increasing depreciation and amortization of $845,000 for the third quarter of fiscal 2004 and $2.4 million for year-to-date of fiscal 2004 due to the change in accounting policy related to landlord contributions and rent holidays.
  A $2.4 million gain recorded in the second quarter as a result of the sale of four Chili's to a franchise partner and the sale of one real estate property.

b)       Current year and prior year depreciation and amortization include reclasses increasing depreciation and amortization and decreasing rent expense of $855,000 and $2.7 million for the third quarter and year-to-date of fiscal 2005, respectively, and $845,000 and $2.4 million for the third quarter and year-to-date of fiscal 2004, respectively, due to the change in accounting policy related to landlord contributions and rent holidays.

c)       Current year-to-date provision for income taxes includes a $16.9 million benefit related to the IRS settlement.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 30,	June 30,
	2005	2004
	(Unaudited)
ASSETS
Total current assets	$ 243,436	$ 400,920
Net property and equipment (a)	1,677,823	1,613,884
Total other assets	202,357	239,620
Total assets	$ 2,123,616	$ 2,254,424

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 412,964	$ 379,162
Long-term debt, less current installments	436,715	639,291
Other liabilities (a)	248,557	225,549
Total shareholders' equity	1,025,380	1,010,422
Total liabilities and shareholders' equity	$ 2,123,616	$ 2,254,424

a)       Net property and equipment and other liabilities at March 30, 2005 and June 30, 2004 reflect increases of $52.7 million and $47.0 million, respectively, due to the change in accounting policy related to landlord contributions and rent holidays.

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	Third Quarter Fiscal 2005	Total Units	Projected Openings
	Dec. 29, 2004	Net Activity	Mar. 30, 2005	Fiscal 2005

Company-Owned Units:
Chili's	780	13	793	77-80
Macaroni Grill	214	5	219	15-18
Maggiano's	32	1	33	5
On The Border	113	2	115	8-10
Corner Bakery	83	1	84	6-9
Big Bowl	9	(9)	-	0
	1,231	13	1,244	111-122

JV/Franchise Units:
Chili's	243	15	258	25-30
Macaroni Grill	13	-	13	5-6
On The Border	18	-	18	0-1
Corner Bakery	3	-	3	0
Rockfish	23	(2)	21	0
	300	13	313	30-37

Total Units:
Chili's	1,023	28	1,051	102-110
Macaroni Grill	227	5	232	20-24
Maggiano's	32	1	33	5
On The Border	131	2	133	8-11
Corner Bakery	86	1	87	6-9
Big Bowl	9	(9)	-	0
Rockfish	23	(2)	21	0
	1,531	26	1,557	141-159

FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240